EXHIBIT 99.1

PRESS RELEASE OF VINTAGE WINE ESTATES, INC. DATED MAY 8, 2024

News Release

205 Concourse Boulevard | Santa Rosa, CA 95403

For Immediate Release

Vintage Wine Announces Forbearance Agreement Extension with Lenders

SANTA ROSA, CA, May 8, 2024 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (the “Company”) today announced that the Company and its lender group have amended the amended and restated forbearance agreement dated April 2, 2024 (as amended, the “amended forbearance agreement”) to extend the forbearance period to June 4, 2024. The lenders have also agreed to defer the $10 million principal payment previously due at May 15, 2024 to June 17, 2024.

Under the amendment to the amended and restated forbearance agreement, the lender group has agreed to not exercise any rights and remedies until June 4, 2024, so long as the Company complies with the terms of the amended forbearance agreement and otherwise remains in compliance with the Second Amended and Restated Loan and Security Agreement.

About Vintage Wine Estates, Inc.

Vintage Wine Estates brings to market a unique portfolio of cider and Super Premium+ wines at $15+ per bottle. The Company leverages brand-affiliated wine clubs, tasting rooms, and owned ecommerce sites in conjunction with deep wholesale relationships to offer consumers a holistic, omnichannel experience.

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Investor Contact: Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908